SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Sec. 240.14a-11(c) or sec. 240.14a-12
AVANIR PHARMACEUTICALS

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTRODUCTORY NOTE:
On January 16, 2007, Avanir Pharmaceuticals (the “Company”) updated certain portions of its Internet website, including the biographies for its Board of Directors. These updated biographies, which are contained below, supplement the biographical data contained in the Company’s definitive proxy statement on Schedule 14A for its 2007 Annual Meeting of Shareholders.
Stephen G. Austin, CPA
Director since 2003
Mr. Austin has been a Partner in Swenson Advisors, LLP, a regional accounting firm (registered with the PCAOB), since May 1998 and has served as Managing Partner since October 2006. Prior to joining Swenson Advisors, Mr. Austin accumulated over 22 years of experience as an audit partner with Price Waterhouse LLP and with McGladrey & Pullen, LLP, serving both public and private companies. While at Price Waterhouse, Mr. Austin worked in their national office in New York, where he addressed complex accounting and reporting issues for publicly traded companies and worked with various members of the FASB and EITF staffs. Mr. Austin is licensed as a CPA in California and Georgia. He serves as a board member or advisory board member for various not-for-profit foundations, associations and public service organizations in the United States and serves on the Global Board of Directors of Integra International, an international federation of accounting firms. In 2004, Mr. Austin published a book on business ethics entitled, “Rise of the New Ethics Class” and in 2005 and 2006 he published articles in Asia discussing The Sarbanes—Oxley Act of 2002.
Eric K. Brandt
Director since 2005
Mr. Brandt has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining Avanir, Mr. Brandt was Executive Vice President, Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., where he exercised broad corporate and operational responsibility. He also served at Allergan in the roles of Executive Vice President, Finance, Strategy and Corporate Development, Chief Financial Officer; President of the Global Consumer Eye Care Business and Corporate Vice President; and Chief Financial Officer. Prior to joining Allergan in 1999, Mr. Brandt spent ten years with the Boston Consulting Group, lastly in the role of Vice President/ Partner and as a senior member of the firm’s health care practice, having worked with several of the largest global pharmaceutical companies on issues such as commercial strategy, mergers and acquisitions, post-merger integration, manufacturing strategy and streamlining research and development processes. Mr. Brandt has a B.S. degree in chemical engineering from MIT and an M.B.A. degree from the Harvard Business School. Mr. Brandt serves on the Board of Vertex Pharmaceuticals, Inc., where he is Chair of the Audit Committee, and on the Board of Dentsply International, Inc.
Charles A. Mathews
Director since 2001
Mr. Mathews serves as an independent director for a number of public and private companies and is an active private investor. Mr. Mathews served as our Chairman of the Board from March 2005 until November 2006 and previously served as the president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. During his career, Mr. Mathews has held general management responsibilities for companies operating in nine countries on three continents, and has served on boards of directors of over twenty companies in seven countries. Mr. Mathews currently serves on the boards of Lpath, Inc. and several private companies. He is a member of the Chairmen’s Round Table of San Diego and, in 2003, was recognized as the Director of the Year for Corporate Governance by the Corporate Directors Forum, San Diego.

David J. Mazzo, Ph.D.
Director since 2005
Dr. Mazzo serves as the President and Chief Executive Officer of Chugai Pharma USA, the U.S. subsidiary of Chugai Pharmaceutical Ltd. of Japan, where he has provided strategic scientific and managerial direction for the company since April 2003. Prior to joining Chugai, Dr. Mazzo served in management positions in several international pharmaceutical companies, most recently as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute, and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. He serves as a non-executive director for pSivida, Inc. Dr. Mazzo was awarded his B.S. degree in chemistry and B.A. degree in Honors (Interdisciplinary Humanities) from Villanova University and his doctorate degree in analytical chemistry from the University of Massachusetts, Amherst.
Dennis G. Podlesak
Director since 2005
Dennis G. Podlesak is the Chief Executive Officer and a member of the Board of Directors of Cerexa, Inc., a biopharmaceutical company focused on treating infections deceases, since June 2005. Prior to joining Cerexa, Mr. Podlesak served as the President and Chief Executive Officer and as a member of the Board of Directors of Peninsula Pharmaceuticals, Inc. from September 2004 to June 2005, when Peninsula was sold to Johnson & Johnson. Prior to joining Peninsula, Mr. Podlesak served with Novartis AG as a Senior Vice President and Head of a North American Business Unit, and as a member of the Pharmaceutical Executive Committee and Global Leadership Team, from February 2003 to August 2004. Prior to joining Novartis, Mr. Podlesak served with Allergan, Inc. from July 1998 to October 2002 as a Vice President and was responsible for an Allergan eye care division. Mr. Podlesak has served on a number of industry boards and currently serves on the board of directors of DOV Pharmaceuticals, Inc. and Prevent Blindness, a non-profit organization that focuses on preventable blindness, with a particular emphasis on children. Mr. Podlesak received a B.A. degree in Business Administration and an M.B.A. degree from Pepperdine University.
Jonathan T. Silverstein
Director since 2004
Mr. Silverstein is a General Partner at OrbiMed Advisors LLC, a dedicated healthcare fund manager. Prior to joining OrbiMed in 1998, Mr. Silverstein was the Director of Life Sciences at Sumitomo Bank, Limited, where he was in charge of strategic alliances and mergers and acquisitions in the biotechnology sector. Mr. Silverstein holds a B.A. degree in economics from Denison University and J.D. and M.B.A. degrees from the University of San Diego. Currently, he is a director of several private healthcare companies.
Paul G. Thomas
Director since 2005
Mr. Thomas serves as a Director, President and Chief Executive Officer of LifeCell Corp. since October 1998 and as Chairman of the LifeCell Board of Directors since June 1999. Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas was responsible for the overall operations of Ohmeda’s Pharmaceutical Division, which had worldwide sales of approximately $200 million in 1997. Mr. Thomas received his M.B.A. degree with an emphasis in marketing and finance from Columbia University Graduate School of Business and completed his postgraduate studies in chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree cum laude in chemistry from St. Michael’s College in Vermont.
Craig A. Wheeler
Director since 2005
Mr. Wheeler serves as a Director and Chief Executive Officer of Momenta Pharmaceuticals, Inc. since August 2006. Prior to joining Momenta, Mr. Wheeler was President of Chiron BioPharmaceuticals, a division of Chiron Corporation, until it was acquired by Novartis AG in 2006. In this position he was responsible for all aspects of the division including commercial, research, development and manufacturing. He currently serves on the IBM Life Science Strategic Advisory Council and the Whitehead Institute for Biomedical Research’s Board of Associates. Mr. Wheeler holds B.S. and M.S. degrees in chemical engineering from Cornell University and an M.B.A. degree from the Wharton School of the University of Pennsylvania, where he majored in marketing and finance.
Scott M. Whitcup, M.D.
Director since 2005
Dr. Whitcup serves as Executive Vice President and Head of Research and Development of Allergan, Inc. Dr. Whitcup has served in this role since July 2004 and is responsible for Allergan’s discovery efforts as well as the ophthalmology, Botox®/neurology, skin care, and new technology development programs worldwide. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology and, in January 2004, he became Allergan’s Senior Vice President, Development, Ophthalmology. From 1993 until 2000, Dr. Whitcup served as the Clinical Director of the National Eye Institute at the National Institutes of Health. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/ David Geffen School of Medicine at UCLA. Dr. Whitcup graduated from Cornell University Medical College and completed residency training both in internal medicine at UCLA Medical Center and in ophthalmology at the Massachusetts Eye and Ear Infirmary-Harvard Medical School. He then received fellowship training in uveitis and ocular immunology at the National Eye Institute.